Exhibit 21.1

STILLWATER MINING COMPANY
LIST OF SUBSIDIARIES *
AT DECEMBER 31, 2016

Name	Jurisdiction of Organization
Stillwater Metals Company	Delaware
SWC Trading Inc.	Delaware
Stillwater Canada Holdings Inc	Canada
Stillwater Canada Inc	Canada
Stillwater Canada LLC	Delaware
Peregrine Metals Ltd.	Canada
Minera Peregrine Argentina S. A.	Argentina
Minera Peregrine Chile S.C.M.	Chile

* Please note that this list includes all subsidiaries of Stillwater Mining Company without regard to whether they would constitute a "significant subsidiary" pursuant to Item 601(b)(21)(ii) of Regulation S-K.